Aspen Group News Release

OKLAHOMA CITY, Oklahoma August 20, 2003 -- Aspen Group Resources Corporation, (TSX: ASR) (“Aspen” or the “Company”), announced its shares have been suspended from trading on the OTCBB pending the completion and filing of the Company’s annual Form 20-F.  The Company’s shares continue to trade on The Toronto Stock Exchange under the symbol “ASR”. Aspen expects to file its Form 20-F by August 31, 2003 and will subsequently reapply for inclusion on the OTCBB.

Aspen Group Resources Corporation is an independent oil and natural gas producer engaged in the acquisition, exploration, production and development of oil and natural gas properties in the Mid Continent Region in the US and the Western Canadian Basin in Canada. Aspen’s shares trade on The Toronto Stock Exchange under the symbol ASR.

Additional information on Aspen Group Resources Corporation is available from:

Kevin O’Connor

877-775-8734

koconnor@aspengroupresources.com

-or-

Carla Driedger

Corporate Secretary

carla.driedger@cmt.net

403-777-9152